EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

     TPC Holding Corp., a Delaware corporation, is a subsidiary of the registrant.

     Texas Petrochemicals Corporation, a Texas corporation, is a subsidiary of TPC Holding Corp.

    Texas Butylene Chemical Corporation, a Texas corporation, is a subsidiary of Texas Petrochemicals Corporation.